Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into on February 14, 2007 to be effective January 1, 2007, by and between Thomas Group. Inc. (“Thomas Group”), a Delaware corporation, and James T. Taylor (“Taylor”).  Thomas Group and Taylor shall be referred to jointly herein as the “Parties.”

WHEREAS, the Parties are parties to that certain Second Amended Employment Agreement, executed on February 14, 2005 and effective August 1, 2004 (the “Former Agreement”) setting forth the terms and conditions of Taylor’s employment with Thomas Group and pursuant to which Taylor is currently serving as the President and Chief Executive Officer of Thomas Group; and

WHEREAS, Thomas Group determined that it would be in the best interests of Thomas Group and its stockholders to assure continuity in the management of Thomas Group’s operations by entering into this Agreement to retain the services of Taylor; and

WHEREAS, the Parties desire to amend and restate the Former Agreement to set forth the terms and conditions pursuant to which Taylor will be employed by Thomas Group.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Former Employment Agreement is hereby amended and restated in its entirety as follows:

1.                                       Definitions.  The defined terms used in this Agreement shall have the meanings ascribed to them in this Section 1.

1.1                                 Board of Directors.  “Board of Directors” means the Board of Directors of Thomas Group or any committee of the Board empowered to act or make decisions or determinations with respect to this Agreement.

1.2                                 Cause.  “Cause” means that any of the following: (a) Taylor has engaged in any act of gross misconduct that is injurious to Thomas Group or its business; (b) any act by Taylor of dishonesty, misconduct, fraud, misappropriation, embezzlement, theft, moral turpitude or the like; (c) the refusal by Taylor to perform the duties or responsibilities properly assigned to him by Thomas Group, or the dereliction of duty by Taylor; (d) a material breach of this Agreement by Taylor or a violation of any material provision of this Agreement by Taylor; (e) a failure by Taylor to provide good faith, accurate and complete informational updates to the entire Board regarding any material development in respect of Thomas Group’s business promptly following the occurrence of such material development; or (f) a failure by Taylor to provide good faith, accurate and complete informational updates to any member of the Board regarding such matters relating to Thomas Group’s business as are requested by such Board member promptly following such Board member’s request therefor.

1.3                                 Change in Control.  A “Change in Control” shall occur if any of the following occurs:

(a)                                  if stockholders of Thomas Group approve a merger, consolidation, or reorganization of Thomas Group with or into another corporation or other legal person and, as a result of such merger, consolidation or reorganization, the holders of Thomas Group’s outstanding common stock immediately prior to such transaction do not have the same proportionate ownership of the outstanding common stock of the surviving entity immediately after such transaction; or

(b)                                 if stockholders of Thomas Group approve a sale or disposition of all or substantially all of Thomas Group’s assets to any other corporation or other legal person, as a result of such transaction, the holders of Thomas Group’s outstanding common stock immediately prior to such transaction do not have the same proportionate ownership of the outstanding common stock of the surviving entity immediately after such transaction.

1.4                                 Compensation Committee.  “Compensation Committee” means the Compensation and Corporate Governance Committee of the Board of Directors or any other committee of the Board performing the function of a compensation committee.

1.5                                 Disability.  “Disability” means the inability of Taylor to perform his material managerial duties and responsibilities as contemplated under Section 3 during his employment with Thomas Group, with or without a reasonable accommodation, for a consecutive period of three (3) months or a non-consecutive period of six months within any 12-month period.  Thomas Group will comply with the requirements of the Americans with Disabilities Act with respect to attempting to reach a reasonable accommodation.

1.6                                 Good Reason.  “Good Reason” means Taylor’s decision to terminate his employment under this Agreement if Thomas Group or any successor commits any material breach of this Agreement, or diminishes Taylor’s Base Salary (as defined herein) below $500,000, or diminishes Taylor’s duties and responsibilities below those of President and Chief Executive Officer.

1.7                                 Severance.  “Severance Payment” means a cash amount  equal (x) $500,000,  to be divided into 12 equal installments and paid monthly beginning with the first full month following the Termination Date, plus (y) an Incentive Payment in such amount, if any, as determined by the Compensation Committee in its sole discretion, to be paid within 15 days following completion of an audit of Thomas Group’s financial statements by Thomas Group’s certified public accountants for the year ending December 31, 2007, and no later than April 15, 2008; provided, that the Compensation Committee shall take into account Thomas Group’s actual performance prior to the Termination Date as compared to the threshold amounts set forth in Exhibit A, pro rated as appropriate to reflect the portion of the fiscal year completed as of the Termination Date.

2.                                       Employment.

2.1                                 Employment.  Thomas Group agrees to employ Taylor and Taylor accepts employment by Thomas Group as President and Chief Executive Officer of Thomas Group for the Term of Employment on the terms and conditions and for the compensation set forth in this Agreement. Subject to the authority of the Board of Directors, Taylor shall be responsible for the overall operations of Thomas Group in the ordinary course of its business with all such powers as may be reasonably incident to such responsibilities as its President and Chief Executive Officer.  Taylor shall devote his full time and effort to the discharge of his duties as Thomas Group’s President and Chief Executive Officer.

2.2                                 Personal Services.  All services to be provided by Taylor under this Agreement shall be performed by Taylor personally.  During the term of this Agreement, Taylor shall devote his entire business time, attention, energies, skills, learning and best efforts to the business operations of Thomas Group, and shall not (without the prior written consent of the Chairman of the Board of Directors) (i) undertake or accept any duties under which there is a conflict of interest between Taylor’s responsibilities towards Thomas Group or Taylor’s responsibilities to any customer of Thomas Group, on the one hand, and any other interest, on the other hand; or (ii) as a partner, officer, director, stockholder, employee or consultant of any entity, association, agency, organization or institution, engage in any other business or profession which would necessitate the giving of any significant portion of his business time, attention, energies, skills, learning and best efforts to such activity.

3.                                       Compensation and Benefits During the Term of Employment.

3.1                                 Base Salary.  Taylor shall receive base compensation (“Base Salary”) at the annual rate of $500,000.  Thomas Group shall pay Base Salary to Taylor in equal monthly installments.

3.2                                 Incentive Compensation.  Taylor shall be paid a cash incentive (the “Incentive Payment”) as described in Exhibit A hereto.

3.3                                 Reimbursement of Expenses.  During the Term of Employment, Thomas Group will reimburse Taylor for reasonable expenses incurred by Taylor in furtherance of or in connection with the performance of his duties hereunder, in accordance with Thomas Group’s expense reimbursement policy in effect from time to time.

3.4                                 Automobile Expenses.  Thomas Group shall provide Taylor a monthly car allowance in the amount of $900, which includes all costs including insurance.  Such allowance shall be prorated for partial months.

3.5                                 Insurance; Benefit Plan Participation.  Taylor shall be entitled to participate in Thomas Group’s 401(k) and deferred compensation plans, subject to the terms and conditions of such plans.  Thomas Group also shall provide medical, disability and life insurance coverage to Taylor on the terms and conditions of each of the plans Thomas Group maintains.  Thomas Group will purchase term insurance covering Taylor, payable to Taylor’s designated beneficiaries (or to his estate) in the case of death while in the employment of Thomas Group.  Such term insurance will have a face value of $1 million, and Thomas Group will pay the annual premiums so long as Taylor is employed by Thomas Group.

3.6                                 Certain Tax Provisions.  Taylor acknowledges and agrees that all payments and benefits which are required by applicable federal, state or local laws to be subject to withholding for income taxes, shall be so subject. Taylor understands and agrees that he is an exempt employee as that term is applied for purposes of Federal or State wage and hour laws, and further understands that he shall not be entitled to any compensatory time off or other compensation for overtime.

4.                                       Term of the Agreement.  The term of this Agreement, unless terminated sooner pursuant to Section 5, shall commence on January 1, 2007 and continue until December 31, 2007 (“Term of Employment”).

5.                                       Termination. Upon the effective date of termination of Taylor’s employment with Thomas Group (the “Termination Date”), Taylor will not be eligible for further compensation, benefits or perquisites under Section 3, other than any compensation, benefits or perquisites that have already accrued as, and the reimbursement for expenses incurred prior to, the Termination Date, except as described in this Section 5.

5.1                            Termination Without Cause.  Thomas Group may terminate Taylor’s employment without Cause by written notice to Taylor to that effect.  Unless otherwise specified in the notice, such termination shall be effective immediately. If Thomas Group terminates Taylor’s employment without Cause, Taylor shall be entitled to the Severance Payment; provided, however, that Taylor shall execute a general release and separation agreement in a form acceptable to the Thomas Group prior to the payment of any Severance Payment.

5.2                           Termination With Cause.  Thomas Group may terminate the employment of Taylor for Cause by written notice to Taylor to that effect.  Unless otherwise specified in the notice, such termination shall be effective immediately.

5.3                           Voluntary Termination by Taylor.  Taylor may voluntarily terminate his employment upon no less than 15 days written notice of such termination submitted to the Board of Directors, specifying the Termination Date.

5.4                           Termination Due to Disability. Taylor or Thomas Group may terminate Taylor’s employment by reason of Disability by written notice to the other party to that effect.  Unless otherwise specified in the notice, such termination shall be effective immediately. If Taylor’s employment is terminated due to Disability, Taylor shall be entitled to the Severance Payment.  Any disagreement as to the existence or date of commencement of a Disability shall be determined by two physicians licensed to practice medicine in the State of Texas, one selected by Taylor and one by Thomas Group; provided, however, that if such physicians are unable to agree, they shall mutually select a third physician licensed to practice medicine in the State of Texas and the Disability determination shall be made by a majority of such physicians and shall be final and binding on the Parties.  Taylor agrees to submit to any and all reasonable medical examinations or procedures and to execute and deliver any and all consents to release of medical information and records or otherwise as shall be reasonably required by any of the physicians selected in accordance with this Section 5.4.  Taylor, his estate, beneficiary or legal representative shall be entitled to any available disability benefits under benefit plans maintained by Thomas Group at the time of such Disability.

5.5                                 Termination Due to Death.  This Agreement shall automatically terminate as of the date of Taylor’s death.  This Agreement shall not limit any rights of Taylor’s estate or any other person to payments under any life insurance policy maintained by Thomas Group for the benefit of Taylor or his beneficiaries or any health, disability or other benefit plan provided pursuant to Section 3.5, in each case in accordance with the terms of such plan.  Any payments made pursuant to this Section 5.5 shall be paid to the beneficiary or beneficiaries designated in writing by Taylor and delivered to an officer/manager of Thomas Group, or if none has been designated, to his estate.

5.6                           Termination following a Change in Control.  If, within 12 months following the effective date of a Change of Control, Taylor’s employment is terminated by Thomas Group without Cause or by Taylor for Good Reason, Thomas Group shall, within 30 days following the date of termination and receipt by Thomas Group of a signed release of any claims against Thomas Group in a form acceptable to Thomas Group, pay Taylor a lump-sum cash amount equal to $1 million plus any Incentive Payment earned as of the Termination Date, if any, as determined by the Compensation Committee in its sole discretion.

6.                                       Non-Compete; Work Product; Confidentiality.

6.1                                 Non-Compete.  Without the prior written consent of Thomas Group, during employment with Thomas Group and for a period of 18 months following termination of employment, Taylor shall not (a) engage in or perform services for any business which provides the same or substantially similar products and services as those provided by Thomas Group during Taylor’s employment, including but not limited to management consulting services to improve the cycle time of business processes of any business organization or (b) solicit, induce or attempt to solicit or induce any employee or consultant of Thomas Group who was an employee or consultant at any time during the 12 months preceding Taylor’s termination of employment, to terminate his/her employment with Thomas Group and/or accept employment elsewhere.  This restriction is limited to the geographic area(s) in which Taylor performed services for Thomas Group, including, but not limited to, the Dallas-Forth Worth metroplex.  Taylor agrees that the scope of the restrictions in this Section is reasonable and necessary to protect Thomas Group’s business goodwill, Confidential Information and other legitimate business interests.

6.2                                 Assignment of Work Product.

(a)                                  The Parties acknowledge that performance of this Agreement may result in the discovery, creation or development of inventions, combinations, methods, formulae, techniques, processes, improvements, software designs, computer programs, strategies, specific computer-related know-how, course materials, seminar materials, computer models, customer lists, data and original works of authorship (collectively, the “Work Product”).  Taylor agrees that he will promptly and fully disclose to Thomas Group any and all Work Product generated, conceived, reduced to practice or learned by him, either solely or jointly with others, during his employment with Thomas Group, which in any way relates to the business of Thomas Group. Taylor further agrees that neither he, nor any party claiming through him will, other than in the performance of this Agreement, make use of or disclose to others any proprietary information relating to the Work Product.

(b)                                 Taylor agrees that, whether or not the services performed by him under this Agreement are considered works made for hire or an employment to invent, all Work Product discovered, created or developed under this Agreement shall be and remain the sole property of Thomas Group and its assigns. Taylor agrees that Thomas Group shall have all copyright and patent rights with respect to any Work Product discovered, created, or developed under this Agreement without regard to the origin of the Work Product.

6.3                                 Confidential Information.

(a)                                  Thomas Group agrees to provide Taylor with specialized knowledge and training regarding the business in which Thomas Group is involved, and to provide Taylor with initial and ongoing confidential information and trade secrets of Thomas Group (“Confidential Information”).  For purposes of this Agreement, Confidential Information includes: information regarding the use and application of Total Cycle Time methodologies and other information and concepts developed by Thomas Group to improve the business processes of corporations and other organizations; software or other technology developed by Thomas Group and any research data or other documentation related to the development of such software/technology; client lists and prospects lists developed by Thomas Group; information regarding Thomas Group’s clients which Taylor acquires as a result of employment with Thomas Group, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by Thomas Group to formulate client bids, client financial information, and other information regarding the client’s business; information related to Thomas Group’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of Thomas Group; training materials developed by and utilized by Thomas Group; and any other information which Taylor acquired as a result of his employment with Thomas Group and which Taylor has a reasonable basis to believe Thomas Group would not want disclosed to a business competitor or to the general public.

(b)                                 Taylor understands and acknowledges that such Confidential Information gives Thomas Group a competitive advantage over others who do not have this information, and that Thomas Group would be harmed if the Confidential Information were disclosed.  Taylor agrees that he will hold all Confidential Information in trust and will not use the information for any purpose other than the benefit of Thomas Group, or disclose to any person or entity any Confidential Information except as necessary during Taylor’s employment with Thomas Group to perform services on behalf of Thomas Group. Taylor will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

7.                                       General Provisions.

7.1                                 Notices.  All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered, sent via facsimile, or mailed, postage prepaid, certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the Parties may specify from time to time in accordance with this Section 8.1): (a) if to Taylor: James T. Taylor, 5230 Westgrove Drive, Dallas, Texas 75248 with a copy to Stuart Blaugrund, Gardere Wynn, Sewell, LLP, 3000 Thanksgiving Tower, Dallas, Texas 75201 Beth Drive, Plano, Texas 75093 Facsimile: (214) 999-3787 and (b) if to Thomas Group: Thomas Group, Inc., 5221 North O’Connor Boulevard, Suite 500, Irving, TX 75039, Attention: Chairman of the Board of Directors, Facsimile: (972) 443-1742.  Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered or sent via facsimile, (ii) on the third day following the date mailed, or (iii) 24 hours after shipment by such courier service.

7.2                                 Entire Agreement.  This Agreement, together with the exhibits hereto, supersedes any and all other agreements, either oral or written between the Parties with respect to the employment of Taylor by Thomas Group, including the Former Employment Agreement; provided, however, that any incentive compensation earned pursuant to Section 4.5 of the Former Employment in respect of the year ending December 31, 2006 shall be paid to Taylor in accordance therewith and on the terms and subject to the conditions thereof.

7.3                                 Governing Law; Venue; Arbitration.  The Parties acknowledge that the laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to its conflicts of laws provisions.  The Parties agree that the state and federal courts situated in Dallas County, Texas, shall have personal jurisdiction over Thomas Group and Taylor to hear disputes concerning this Agreement, and that venue for any such disputes shall be exclusively in the state or federal courts in Dallas County, Texas.  In the event of any controversy or claim arising out of or related to the provisions contained in Section 6, Thomas Group shall be entitled to seek equitable and other relief.  In the event of any controversy or claim arising out of or related to the other provisions of this Agreement, the Parties agree that it shall be settled by final and binding arbitration to be held in Dallas, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association.  A neutral arbitrator will be selected from a panel provided by JAMS/Endispute (“JAMS”) and that JAMS shall schedule any arbitration and appoint a neutral arbitrator, if the Parties cannot agree on the selection of the arbitrator.  The decision of the arbitrator, which shall be in writing, shall be final, conclusive and binding.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  Each party is responsible for its own attorneys’ fees and costs of preparing for and presenting its case at the arbitration.  However, Thomas Group shall pay the fee of the JAMS, the arbitration panel’s fee, and costs associated with the facilities for the arbitration, and the arbitration panel shall not apportion these costs.

7.4                                 Partial Invalidity; Reformation.  In the event any court of competent jurisdiction or arbitrator with authority pursuant to Section 7.5 holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.  In the event any court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the court.

7.5                                 Binding Effect.  This Agreement is for the sole and exclusive benefit of, and shall be binding upon Taylor, and his legal representatives and Thomas Group and any subsidiaries, affiliated companies, successors or assigns of Thomas Group.  This Agreement is not assignable by Taylor.  No person shall be deemed a third-party beneficiary of this Agreement except as described in Sections 3.5 and 5.5 hereof.

7.6                                 Amendments.  This Agreement shall not be amended or modified except in a writing signed by each of the Parties, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

7.7                                 Survival of Provisions.  The covenants and obligations (i) of Thomas Group to make payments pursuant to Section 5 and (ii) of Taylor contained in Section 6 of this Agreement shall, in each case, survive and continue in effect following the termination of this Agreement.

7.8                                 Voluntary Agreement.  The Parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written to be effective January 1, 2007.

TAYLOR:

By:	/s/ James T. Taylor
Name: James T. Taylor, individually

THOMAS GROUP:

THOMAS GROUP, INC.

By:	/s/ John T. Chain
Name: General John T. Chain, Jr.
Title: Chairman, Board of Directors

Approved by:

By:	/s/ David B. Mathis
Name: David B. Mathis
Title: Chairman, Compensation and
Corporate Governance Committee

Exhibit A

Incentive Payment Calculation

The Incentive Payment has three components: Revenue Amount, Corporate Governance Amount and Operating Profit Amount.  The Incentive Payment will be equal to the Revenue Amount plus the Corporate Governance Amount plus the Operating Profit Amount (A + B + C) as described below.  The target Incentive Payment payable will be 100% of Base Salary (“Target”) and the maximum Incentive Payment will be 300% of Base Salary.

The maximum Revenue Amount, Corporate Governance Amount and Operating Profit Amount payable are as follows:

Incentive Payment Component	Maximum Amount Payable Under Each Component
Revenue Amount (A)	33 1/3% of Target
Corporate Governance Amount (B)	33 1/3% of Target
Operating Profit Amount (C)	33 1/3% of Target

Revenue Amount

Thresholds	Revenue	Revenue Amount Payable (A)
Minimum	$ 59,000,000	20% of maximum Revenue Amount
Target	$ 73,000,000	100% of maximum Revenue Amount
Maximum	$ 85,000,000	300% of maximum Revenue Amount

“Revenue” for purposes of calculating the Incentive Payment means “consulting revenue before reimbursements” as reflected on Thomas Group’s audited consolidated statement of operations for the fiscal year ended December 31, 2007.

Corporate Governance Amount

The Corporate Governance Amount payable (B) will be determined by the Compensation Committee in its sole discretion.

Operating Profit Amount

Thresholds	Operating Profit	Operating Profit Amount Payable (C)
Minimum	$ 16,395,000	20% of maximum Operating Profit Amount
Target	$ 19,527,000	100% of maximum Operating Profit Amount
Maximum	$ 21,553,000	300% of maximum Operating Profit Amount

“Operating Profit” means the total of (x) “total revenue,” minus (y) “total cost of sales,” minus (z) “selling, general and administrative” expenses, in each case, as defined by U.S. generally accepted accounting principles and as reflected in Thomas Group’s audited consolidated statement of operations for the fiscal year ended December 31, 2007; provided, however, that the following shall be excluded for purposes of calculating the Incentive Payment: restructuring charges, foreign exchanges gains/losses, closing costs of non-US subsidiaries, cumulative translation adjustments, expenses related to termination benefits agreements agreed to by Board of Directors prior to Taylor’s employment as CEO (January 13, 2004) and any other nonrecurring or unusual income or expense to be mutually agreed upon between Taylor and the Compensation Committee.

The Revenue Amount and Operating Profit Amount shall be calculated by comparing Thomas Group’s audited financial results to the threshold amounts set forth in the tables above.  If Thomas Group achieves Revenue or Operating Profit that is less than the applicable minimum threshold, then no amount shall be payable with respect to the Revenue Amount or the Operating Profit Amount, as appropriate.  If Thomas Group achieves Revenue or Operating Profit that is between two thresholds, then the respective payment amount will be an appropriate percentage of the Revenue Amount or Operating Profit Amount, as applicable, between the two thresholds as determined by the Compensation Committee in its sole discretion.

The computation of the Incentive Payment will be based upon the audited financial results of Thomas Group for the fiscal year ending December 31, 2007.  Thomas Group shall pay the Incentive Payment to Taylor within 15 days following the certification of Thomas Group’s audited financial statements by Thomas Group’s certified public accountants, and no later than April 15, 2008.